Exhibit 10.1

THE WALT DISNEY COMPANY

Performance-Based

Stock Unit Award

(Award in Lieu of Adjustment of Stock Options)

AWARD AGREEMENT, dated as of                     , between The Walt Disney Company, a Delaware corporation ("Disney"), and                      (the "Participant"). This Award is granted by the Compensation Committee of the Disney Board of Directors (the "Committee") pursuant to the terms of the 2002 Executive Performance Plan (the "Plan") and the Amended and Restated 2005 Stock Incentive Plan (the "Stock Plan"). The applicable terms of the Plan and the Stock Plan are incorporated herein by reference, including the definitions of terms contained therein.

Section 1. Stock Unit Award. Disney hereby grants to the Participant, on the terms and conditions set forth herein, an Award of              “Stock Units.” The Stock Units are notional units of measurement denominated in Shares of Disney (i.e. one Stock Unit is equivalent in value to one Share, subject to the terms hereof). The Stock Units represent an unfunded, unsecured obligation of Disney.

Section 2. Vesting Requirements. The vesting of this Award (other than pursuant to accelerated vesting in certain circumstances as provided in Section 3 below) shall be subject to the satisfaction of the conditions set forth in both subsection A and subsection B of this Section 2:

A. Performance Vesting Requirement. The Award shall be subject to performance vesting requirements with respect to 100% of the total number of Stock Units granted hereunder, based upon the achievement of the Performance Target applicable to the Performance Period referred to below, and subject to certification of achievement of such Performance Target by the Committee pursuant to Section 4.8 of the Plan (and to compliance with subsection B of this Section 2). The Performance Target (and the Business Criterion to which it relates) shall be established by the Committee not later than 90 days following the beginning of Disney’s 2008 fiscal year, which fiscal year shall be the Performance Period hereunder. If the Performance Target for the Performance Period is not satisfied, the Award shall be immediately forfeited.

B. Service Vesting Requirement. In addition to the performance vesting requirement of subsection A of this Section 2, the right of the Participant to receive payment of this Award shall become vested only if he or she remains continuously employed by Disney or an Affiliate from the date hereof until                     , 20    ; provided, however, that, nothing set forth herein shall be deemed to modify, qualify, or otherwise derogate from, the requirement of Section 4.8 of the Plan that the Committee certify in writing that the Performance Target(s) of Section 2.A above has been satisfied prior to the payment of any amount to the Participant under this Award. If this service vesting requirement is not satisfied, this Award shall be immediately forfeited and shall not become payable.

All Stock Units for which all of the requirements of this Section 2 have been satisfied shall become vested and shall thereafter be payable in accordance with Section 5 hereof.

Section 3. Accelerated Vesting. Notwithstanding the terms and conditions of Section 2 hereof, upon the Participant’s death or disability (within the meaning of Section 409A of the Internal Revenue Code), or upon the occurrence of a Triggering Event within the 12-month period following a Change in Control in accordance with Section 11 of the Stock Plan as in effect on the date hereof (provided, in each case, that the Participant is employed by Disney (or an Affiliate) at the time of such death, disability or occurrence of a Triggering Event), this Award shall become fully vested and shall be payable in accordance with Section 5 hereof to the extent that it has not previously been forfeited. In addition, if the Participant is employed pursuant to an employment agreement with Disney, any provisions thereof relating to the effect of a termination of the Participant’s employment upon his or her rights with respect to this Award, including, without limitation, any provisions regarding acceleration of vesting and/or payment of this Award in the event of termination of employment, shall be fully applicable and supersede any provisions hereof with respect to the same subject matter.

Section 4. Dividend Equivalents. Any dividends paid in cash on Shares of Disney will be credited to the Participant as additional Stock Units as if the Stock Units previously held by the Participant were outstanding Shares, as follows: Such credit shall be made in whole and/or fractional Stock Units and shall be based on the fair market value (as defined in the Stock Plan) of the Shares on the date of payment of such dividend. All such additional Stock Units shall be subject to the same vesting requirements applicable to the previously held Stock Units in respect of which they were credited and shall be payable in accordance with Section 5 hereof.

Section 5. Payment of Award. Payment of vested Stock Units shall be made within 30 days following the later of:

(i) the date as of which all of the vesting requirements under Section 2 hereof shall have been satisfied, or

(ii) the date of certification of achievement of the Performance Target by the Committee as required under Sections 2.A and 2.B hereof,

(or within 30 days following acceleration of vesting, if applicable). The Stock Units shall be paid in cash or in Shares (or some combination thereof), as determined by the Committee in its discretion at the time of payment, and in either case shall be paid to the Participant after deduction of applicable minimum statutory withholding taxes.

Section 6. Restrictions on Transfer. Neither this Stock Unit Award nor any Stock Units covered hereby may be sold, assigned, transferred, encumbered, hypothecated or pledged by the Participant, other than to Disney as a result of forfeiture of the units as provided herein and as provided in Section 6 of the Plan. The Stock Units constitute Restricted Units as defined in Section 2.2 of the Plan.

Section 7. No Voting Rights. The Stock Units granted pursuant to this Award, whether or not vested, will not confer any voting rights upon the Participant, unless and until the Award is paid in Shares.

Section 8. Award Subject to Plans. This Stock Unit Award is subject to the terms of the Plan and the Stock Plan, the terms and provisions of which are hereby incorporated by reference. In the event of a conflict or ambiguity between any term or provision contained herein and a term or provision of the Plan or the Stock Plan, the Plan or the Stock Plan (as applicable) will govern and prevail.

Section 9. Changes in Capitalization. The Stock Units under this Award shall be subject to the provisions of the Stock Plan relating to adjustments for changes in corporate capitalization.

Section 10. No Right of Employment. Nothing in this Award Agreement shall confer upon the Participant any right to continue as an employee of Disney or an Affiliate nor interfere in any way with the right of Disney or an Affiliate to terminate the Participant's employment at any time or to change the terms and conditions of such employment.

Section 11. Governing Law. This Award Agreement shall be construed and enforced in accordance with the laws of the State of Delaware, without giving effect to the choice of law principles thereof.

THE WALT DISNEY COMPANY

By:
Name:
Title:

PARTICIPANT